Exhibit 99.1


                                                          Contact: Paul V. Maier
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                                  (858) 550-7573

                   LIGAND ANNOUNCES PRICING OF $135 MILLION OF
                         CONVERTIBLE SUBORDINATED NOTES


     SAN DIEGO, CA - NOVEMBER 21, 2002 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) announced today the pricing of a private placement of $135 million of its 6% convertible subordinated notes due November 16, 2007. The offering is expected to close on November 26, 2002.

     The notes are convertible into shares of Ligand common stock at a price of $6.17 per share, which represents a 22% premium to the closing bid price of $5.06 on November 20, 2002. Ligand also has granted the initial purchaser an option to acquire, within 30 days, an additional $20.25 million of notes.

     Ligand intends to use the net proceeds of this offering to fund the restructuring of its AVINZA relationship with Elan Corporation plc, to repurchase shares of the company's common stock from Elan, and to acquire government securities that Ligand is required to pledge as security for the notes for the first two years. Ligand also plans to use the proceeds, to the extent available, for general corporate purposes.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. These securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include those related to completion of the notes offering and the exercise of any over-allotment, the proposed restructuring of the AVINZA relationship with Elan, and the repurchase of Ligand stock from Elan. Actual events or results may differ from the company's expectations. There can be no assurance that Ligand will complete the notes offering, that the over-allotment will be exercised or completed, nor that the restructuring or stock repurchase will be completed. Additional information concerning these and other risk factors affecting Ligand's businesses can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the company's internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


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